China Housing & Land Development Inc. Announces
Fourth Quarter 2010 Financial Results

Xi’an, China – March 14, 2011 — China Housing & Land Development, Inc. (“China Housing” or the “Company”; Nasdaq: CHLN) today announced its financial results for the quarter and fiscal year ended December 31, 2010.

Highlights for Q4 2010:

•	Total revenue in the fourth quarter of 2010 increased 5.9% to $36.1 million from $34.0 million in the third quarter of 2010 and increased 37.0% from $26.3 million in the fourth quarter of 2009.

•
Total gross floor area (“GFA”) sales were 30,680 sq. meters during the fourth quarter of 2010, compared to 39,833 sq. meters in the third quarter of 2010 and 61,786 sq. meters in the fourth quarter of 2009.

•
Average residential selling price (“ASP”) in the fourth quarter of 2010 was RMB 6,661, compared with RMB 5,694 in the third quarter of 2010, and represents a 42.5% increase from RMB 4,675 in the fourth quarter of 2009.

•
Gross profit decreased 25.0% to $8.2 million from $10.9 million in the third quarter of 2010 but increased 74.6% from $4.7 million in the fourth quarter of 2009. Fourth quarter 2010 gross margin was 22.7% compared to 32.0% in the third quarter of 2010 and 17.8% in the fourth quarter of 2009.

•	SG&A expenses as a percentage of total revenue increased to 10.4%, compared to 8.4% in the third quarter of 2010 and 12.6% in the fourth quarter of 2009.

•	Operating income decreased 56.7% to $3.0 million from $7.0 million in the third quarter of 2010, and increased from $(0.17 million) in the fourth quarter of 2009.

•
Net income attributable to the Company in the fourth quarter of 2010 was $2.4 million, or $0.07 per basic share and $0.15 per diluted share.  Excluding the $0.4 million or $0.01 impact on basic EPS associated with the revaluation of derivatives and warrants, net income was $2.1 million, or $0.06 per basic share.

Mr. Pingji Lu, China Housing’s Chairman, commented, “We are pleased to have met our full year revenue forecast.  Once again, JunJing II Phase Two and Puhua Phase One were the primary revenue contributors in our business during the fourth quarter. Xian’s residential sales in the fourth quarter of 2010 totaled 4.4 million square meters with an average selling price of RMB 6,704, a 49.3% increase in sales volume and 5.1% increase in sales price compared to the third quarter of 2010. Our fourth quarter results were consistent with the general growth trends in Xi’an. Demand for our development projects remained healthy as all three of our current projects under construction achieved sizeable ASP improvements over the prior quarter.

We believe 2011 could be a very productive year for our business. Much of our growth will be achieved from further sales of our current projects under construction as well as from our three development projects scheduled for pre-sales in 2011.  Further, we plan to expand our development projects into surrounding areas near Xi’an. We recently announced our acquisition of a development project in nearby Hu county and plan to expand into at least one additional surrounding city this year. We also aim to concentrate on developing properties that can generate rental income and provide more stable cash flows for our business going forward. We intend to further establish China Housing as a leading developer in Xi’an and its surrounding area and are optimistic that 2011 can be a record year of growth for our company.”

Gross profit for the three months ended December 31, 2010 was $8.2 million, representing a decrease of 25.0% from $10.9 million in the third quarter of 2010 and 74.6% increase from $4.7 million in the same period of 2009. The gross profit margin for the three months ended December 31, 2010 was 22.7%, which surpassed the 17.8% in the same period of 2009 and was lower than the 32.0% in the third quarter of 2010. Gross profit decreased sequentially due to the reclassification of JunJing I commercial assets that shifted on the balance sheet from “Assets held for sale” to “Property and Plant equipment”, resulting in accumulated depreciation totaling $1.9 million. Excluding this impact, sequential gross margin would have increased to 28%. Fourth quarter gross margin performance was further impacted by year-end POC accounting adjustments that were taken in the fourth quarter.

SG&A expense was $3.7 million in the fourth quarter of 2010, compared to $2.9 million in the third quarter of 2010 and $3.3 million in the fourth quarter of 2009. The increase in SG&A is due to the increased marketing and administrative expenses related to the Puhua project. SG&A as a percent of total revenues for the year was 9.2% in 2010 compared to 10.6% in 2009.

Operating income in the fourth quarter of 2010 decreased to $3.0 million, or 8.4% of total revenue, from $7.0 million, or 20.6% of total revenue, in the third quarter of 2010.

Net income attributable to China Housing in the fourth quarter of 2010 was $2.4 million or $0.07 per basic share and $0.15 per diluted share. Excluding the $0.4 million, or $0.01 impact, on basic earnings per share (“PS”) associated with the revaluation of derivatives and warrants, net income was $2.1 million or $0.06 per basic share. This performance compares to a net loss of $(1.1 million), or $(0.03) per basic share, in the fourth quarter of 2009, which excludes a $0.6 million non-cash loss associated with the revaluation of derivatives and warrants in the fourth quarter of 2009.

Sequential Quarterly Revenue Breakout Comparison

	Q4 2010						Q3 2010
Project	Recognized Revenue	Contract Sales	GFA Sold	ASP	Unsold GFA	POC	Recognized Revenue	Contract Sales	GFA Sold	ASP
	($)	($)	(m2)	(RMB)	(m2)		($)	($)	(m2)	(RMB)
Projects Under Construction
JunJing II Phase Two	11,062,535	6,344,486	5,471	7,720	1,786	95.3%	15,022,903	8,515,737	9,931	5,803
Puhua Phase One	11,223,613	12,032,930	11,858	6,755	31,511	64.6%	10,104,983	12,108,057	14,145	5,793
Puhua Phase Two	3,607,239	7,820,587	10,021	5,195	191,493	35.7%	2,977,388	9,538,222	12,768	5,056
Projects Completed
JunJing II Phase One	5,187,178	3,141,136	2,712	7,710	1,946	100%	1,200,153	1,200,153	1,409	5,765
Tsining-24G	316,031	321,343	184	11,434	547	100%	1,565,564	1,565,565	1,190	8,904
JunJing I	498,742	526,653	434	7,650	4,827	100%	506,270	506,270	215	15,965
Additional Project	509,755	509,755	-	-	-	100%	78,659	78,659	175	3,044

Other Income	3,648,208						2,592,853
Total	36,053,301	30,696,890	30,680	6,661	234,952		34,048,774	33,512,663	39,833	5,694
Q-o-Q Change	5.9%	(8.4)%	(22.9)%	17.0%

As of December 31, 2010, China Housing reported $46.9 million in unrestricted cash, compared to $71.6 million as of September 30, 2010 and $36.9 million as of December 31, 2009. Total debt was $110.4 million on December 31, 2010, compared to $132.1 million as of September 30, 2010, and $59.8 million as of December 31, 2009. Net debt as a percentage of total capital was 22.0% on December 31, 2010, compared to 38.3% on September 30, 2010 and 15.7% on December 31, 2009.

	Q1 2011
Projects in Planning	Unsold GFA	First Pre-sales Scheduled
	(m2)
JunJing III	49,636	Q2 2011
Park Plaza	141,822	Q3 2011
Golden Bay	252,540	Q3 2011
Puhua Phase Three	130,000	Q2 2012
Puhua Phase Four	161,107	Q4 2013
Textile City	630,000	Q3 2012
Hu County	195,000	Q3 2011
Total projects in planning	1,560,105

2011 Outlook

Total contract sales in 2011 are expected to reach $250 to $290 million, a 140%-179% increase compared to $148 million in 2010.  Total recognized revenue in 2011 is expected to reach $200 to $220 million, a 43%-57% increase compared to $140 million in 2010. Gross margin in 2011 is expected to reach 30%-35%. The Company is reporting contract sales estimates compared to revenue as it is not subject to percentage of completion alterations.

Conference Call Information

China Housing’s management will host an earnings conference call on Monday, March 14, 2011 at 8:00 a.m. U.S. Eastern Time. Listeners may access the call by dialing #1-719-457-2631. To listen to the live webcast of the event, please go to http://www.viavid.net. Listeners may access the call replay, which will be available through March 21th, by dialing #1-858-384-5517; passcode: 5867025.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ.  The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang
Chief Financial Officer
Tel:   +86-29-8258-2648 in Xi'an
Email: chuang@chldinc.com

Ms. Jing Lu
Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2639 in Xi’an
jinglu@chldinc.com / English and Chinese

Mr. Shuai Luo
Investor Relations
+86 29.8258.2632 in Xi’an
Laurentluo@chldinc.com/ English and Chinese

Mr. Bill Zima, ICR
+86 10 6583 7511
William.Zima@icrinc.com

China Housing Investor Relations Department
+1 646. 308.1285

(Financial Tables on Following Pages)

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY

Consolidated Balance Sheets
As of December 31, 2010 and December 31, 2009

	December 31,	December 31,
	2010	2009
ASSETS
Cash & cash equivalents	$46,904,161	$36,863,216
Cash - restricted	34,756,450	701,017
Accounts receivable, net of allowance for doubtful accounts of $266,493 and $389,996, respectively	9,297,505	6,088,482
Other receivables, prepaid expenses and other assets, net 7,653,925	2,484,221
Real estate held for development or sale	104,586,550	103,003,529
Property and equipment, net	29,735,836	15,307,478
Asset held for sale	-	14,301,564
Advances to suppliers	1,223,366	10,368,386
Deposits on land use rights	74,938,729	28,084,346
Intangible asset, net	51,846,410	41,355,134
Goodwill	1,806,905	816,469
Deferred financing costs	401,703	411,457
Total assets	363,151,540	259,785,299

LIABILITIES
Accounts payable	$22,542,083	$20,706,263
Advances from customers	52,229,189	21,301,876
Accrued expenses	2,507,638	5,587,837
Payable for acquisition of businesses	2,363,385	5,916,354
Income and other taxes payable	15,429,752	8,194,659
Other payables	5,663,222	4,524,288
Loans from employees	8,787,879	2,864,824
Loans payable	82,971,074	36,185,705
Deferred tax liability	14,344,712	11,505,181
Warrants liability	2,766,382	5,074,191
Fair value of embedded derivatives	2,027,726	3,991,047
Convertible debt	16,251,840	14,834,987
Mandatory redeemable noncontrolling interest in Subsidiaries	33,535,969	-
Total liabilities	261,420,851	140,687,212
	0.008
SHAREHOLDERS' EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares issued and outstanding 32,685,331 and 31,884,969, respectively	32,685	31,885
Additional paid in capital	38,996,078	35,461,706
Common stock subscribed	59,606	252,118
Statutory reserves	6,654,715	4,922,248
Retained earnings	41,528,907	39,895,179
Accumulated other comprehensive income	14,458,698	10,163,483
Total China Housing & Land Development, Inc. shareholders' equity	101,730,689	90,726,619

Noncontrolling interest	-	28,371,468

Total shareholders' equity	101,730,689	119,098,087

Total liabilities and shareholders' equity	$363,151,540	$259,785,299

The accompanying notes are an integral part of these consolidated financial statements.

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES

Consolidated Statements of Income
For The Years Ended December 31, 2010 and 2009

	December 31,	December 31,
	2010	2009
REVENUE
Sale of properties	$131,472,461	$78,511,269
Other income	8,796,323	8,047,883

Total revenue	140,268,784	86,559,152

COST OF SALES
Cost of sale of properties	99,280,358	57,625,613
Cost of other income	6,102,184	5,276,828
Total cost of sales	104,382,242	62,902,441

Gross margin	35,886,242	23,656,711

OPERATING EXPENSES
Selling, general and administrative expenses	12,909,946	9,182,165
Security registration expenses	-	1,786,517
stock based compensation	59,606	252,118
Other expense	937,568	385,652
Interest expense	1,834,322	2,323,141
Accretion expense on convertible debt	1,416,871	1,213,063
Total operating expenses	17,158,313	15,142,656

NET INCOME FROM BUSINESS OPERATIONS	18,727,929	8,514,055

CHANGE IN FAIR VALUE OF DERIVATIVES
Change in fair value of embedded derivatives and warrants from modification	2,180,492	-
Change in fair value of embedded derivatives	(3,882,873)	3,230,649
Change in fair value of warrants	(2,527,423)	4,365,633
Total change in fair value of derivatives	(4,229,804)	7,596,282

Income before provision for income taxes and noncontrolling interest	22,957,733	917,773

Provision for income taxes	5,513,517	(814,155)
Recovery of deferred income taxes	(151,022)	-
NET INCOME (LOSS)	17,595,238	1,731,928

Charge to noncontrolling interest	(14,229,043)	737,882

Net (loss) income attributable to China Housing & Land Development, Inc.	3,366,195	2,469,810

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	32,854,429	31,180,246

Diluted	35,579,398	31,180,246

NET INCOME PER SHARE
Basic	$0.10	$0.08

Diluted	$0.02	$0.08

The accompanying notes are an integral part of these consolidated financial statements.

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
For The Years Ended December 31, 2010, 2009

	December 31,	December 31,
	2010	2009

NET INCOME (LOSS)	$17,595,238	$1,731,928

OTHER COMPREHENSIVE INCOME (LOSS)
Gain (loss) in foreign exchange	4,295,215	(234,318)

COMPREHENSIVE INCOME	21,890,453	1,497,610

Charge to noncontrolling interest	(14,229,043)	737,882

Comprehensive income attributable to China Housing & Land Development, Inc.	$7,661,410	$2,235,492

The accompanying notes are an integral part of these consolidated financial statements.